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                                                                EXHIBIT 9

             [KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD]

                             December 10, 1991




Kemper Investors Life Insurance Company
120 South LaSalle Street
Chicago, Illinois 60603

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form N-4, File No. 811-3199 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for the KILICO Variable Annuity Separate Account ("Account"). The Registration Statement covers an indefinite number of units of interest in the Subaccounts. Purchase payments to be received under Group Variable and Market Value Adjusted Deferred Annuity Contracts ("Contracts") offered by KILICO may be allocated by KILICO to the Subaccount in accordance with the owner's direction with reserves established by KILICO to support such Contracts.

     The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

     The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of KILICO and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

     1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

     2. The Account is an account established and maintained by KILICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Account, are, in accordance with the Contracts, credited to or charged against the Account without regard to other income, gains or losses of KILICO.

     3.  Assets allocated to the Subaccounts will be owned by







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Kemper Investors Life Insurance Company
December 5, 1991
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         KILICO. The Contracts provide that the portion of the assets of the
         Account equal to the reserves and other Contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business KILICO may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                     Sincerely


                                     /s/ David F. Dierenfeldt
                                     David F. Dierenfeldt
                                     Counsel





DFD/jwu